Exhibit 4.5

CONVERTIBLE PROMISSORY NOTE

US$500,000	Dated as of September 30, 2013

FOR VALUE RECEIVED, ARCADIA BIOSCIENCES, INC., an Arizona corporation (“Borrower”), subject to and in accordance with the terms and conditions set forth in this Note (this “Note”), promises to pay to the order of Mahyco International Pte Ltd., a company formed under the laws of Singapore (“Lender”), the principal sum of US$500,000 (the “Loan”) in lawful money of the United States of America, plus interest thereon at a variable rate equal to the prime rate listed in the Wall Street Journal plus 2% (the “Base Rate”), until this Note is paid in full and/or converted in accordance with the terms set forth in Section 6(d) of that certain Note and Warrant Purchase Agreement between Borrower and Lender of even date herewith (the “Purchase Agreement”).  Changes in the rate of interest under this Note will take effect simultaneously with each change in the prime rate listed in the Wall Street Journal.  Interest shall be compounded monthly and be calculated on the basis of the actual number of days elapsed over a year of 365 days.  All or any portion of the outstanding balance of this Note (principal and interest) may be converted as provided in the Purchase Agreement, the provisions of which are incorporated herein by reference.

1.                                      Payment.  Unless earlier converted in accordance with Section 6(d) of the Purchase Agreement, and subject to Section 6 hereof, all unpaid principal and all accrued and unpaid interest under this Note shall be due and payable on the fifth anniversary of the date hereof (the “Maturity Date”).

2.                                      Place of Payment.  The principal and interest, and any other amounts due under this Note, shall be payable at the address of Lender set forth in the Purchase Agreement, or at such other place as Lender, from time to time, may designate in writing.

3.                                      Prepayment.  Upon ninety (90) days’ prior written notice by Borrower to Lender, Borrower shall have the privilege of prepaying the Loan at any time by paying all principal then outstanding under this Note, plus all unpaid interest accrued under this Note as of the date of payment; provided, however, that Lender shall be entitled to exercise its conversion right in accordance with Section 6(d) of the Purchase Agreement prior to expiration of such 90-day period.

4.                                      Certain Provisions Regarding Payments.  All payments made under this Note shall be applied first to accrued but unpaid interest and second to unpaid principal.  Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect.

5.                                      Borrower Representations and Warranties.  Borrower represents and warrants to Lender that:

(a)                                 This Note is a valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect);

(b)                                 This Note does not conflict with any law, agreement or obligation by which Borrower is bound; and

(c)                                  Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona.

6.                                      Event of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)                                 Borrower fails to pay any amounts payable by Borrower under the terms of this Note, and such failure is not cured by Borrower within ten (10) days of written notice from Lender;

(b)                                 Borrower breaches in any material respect any covenant of Borrower in the Purchase Agreement, and such breach is not cured within thirty (30) days of written notice from Lender;

(c)                                  Borrower commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower makes a general assignment for the benefit of its creditors;

(d)                                 there is commenced against Borrower any case, proceeding or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains un-dismissed, un-discharged or un-bonded for a period of sixty (60) days; or

(e)                                  There is a declared default after all applicable cure periods are applied with respect to any Senior Indebtedness (as defined in the Purchase Agreement), and such default is not cured by Borrower within the said applicable cure periods.

7.                                      Remedies.  Upon the occurrence of an Event of Default, Lender may, in Lender’s sole and absolute discretion, accelerate this Note by declaring in a written notice to Borrower that the then entire outstanding principal sum hereof, together with all accrued and unpaid interest hereon, is immediately due and payable.  In the event that all such sums are not paid within five (5) business days following receipt by Borrower of such notice of acceleration, and notwithstanding any applicable subordination, the entire amount accelerated (inclusive of any accrued and unpaid interest) will bear interest from the date of the Event of Default until paid at a rate equal to the lower of (a) the Base Rate plus 3%, and (b) the highest rate then permitted by law (the “Default Rate”).

8.                                      Costs and Expenses of Enforcement.  Borrower agrees to pay to Lender all costs of suit and other expenses reasonably incurred by Lender in connection with any Event of Default or other action to enforce the terms of this Note.

9.                                      No Waiver.  Lender’s failure to exercise its option to accelerate the indebtedness evidenced by this Note shall not constitute a waiver of the right to exercise that option at any other time so long as any Event of Default remains outstanding and uncured.  Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies under this Note unless the waiver is in writing and signed by Lender, and then only to the extent specifically set forth in the writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

10.                               Remedies Cumulative.  The remedies of Lender as provided in this Note shall be cumulative and concurrent, may be pursued singly, successively, or together at the sole discretion of Lender and may be exercised as often as occasion for their exercise shall occur, and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release.

11.                               Waiver.  Borrower hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note.

12.                               Savings Clause.  If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

13.                               Governing Law; Forum.  This instrument shall be governed by and construed according to the laws of the State of Arizona (without giving effect to its conflicts of law provisions) and any proceeding arising out of this Note shall be brought in a State or Federal Court located in Maricopa County, Arizona.

14.                               Unsecured; Seniority; Subordination.  The indebtedness evidenced by this Note is unsecured.  Subject to the seniority over the Existing Notes (as defined in the Purchase Agreement), the indebtedness evidenced by this Note is expressly subordinated in right of priority and payment to all “Senior Indebtedness” as specified in the Purchase Agreement.

15.                               Transferability.  Subject to compliance with applicable federal and state securities laws in the United States, Singapore and any other jurisdiction applicable to Lender, including without limitation the restrictions set forth in Section 4 of the Purchase Agreement, this Note and all rights hereunder are transferable in whole or in part by Lender to any affiliate of Lender (including, without limitation, partners, members and directors) upon written notice to the Company.  Absent the prior written consent of the Company, Lender may not assign this Note to any other person or entity.  In the event of a partial transfer, the Company will issue to Lender and the permitted transferee one or more appropriate new Notes.

16.                               Miscellaneous.  Whenever used, unless the context otherwise clearly indicates, words used in the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the words “Lender” and “Borrower” shall be deemed to include the respective heirs, personal representatives, successors, and assigns of Lender and Borrower.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.  If Borrower consists of more than one person, corporation or other entity, the obligations and liabilities of such persons, corporations or other entities under this Note shall be joint and several, and the word “Borrower” shall mean all or some of any of them. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Time is of the essence as to each provision of this Note.

17.                               Construction.  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.  Lender has participated jointly in the negotiation and drafting of this Note and has been advised to engage, and has had the opportunity to engage, Lender’s own independent legal counsel in connection with the negotiation of this Note and the transactions contemplated hereby, including tax consequences.  In the event any ambiguity or question of intent arises, this Note is to be construed as jointly drafted by the parties hereto, and no presumption or burden of proof is to arise favoring or disfavoring any party hereto.

IN WITNESS WHEREOF, Borrower, intending to be legally bound, has duly executed and delivered this Note as of the date first written above.

ARCADIA BIOSCIENCES, INC.

By:	/s/ Eric J. Rey
Name:	Eric J. Rey, President & CEO

Address:	4222 E Thomas Rd, Suite 245
Phoenix, AZ 85018